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EXHIBIT 4.4

        INSURANCE AND REIMBURSEMENT AGREEMENT (the "Insurance Agreement") made as of             ,            , among                        , a                        (the "Insurer"), the Trust (as defined below),                         , as Indenture Trustee (as defined in the Indenture), Pooled Auto Securities Shelf LLC (the "Depositor") and                        , in its individual capacity ("            "), as seller (the "Seller"), and as servicer (in such capacity, together with its successors and assigns, including without limitation any successor servicer appointed pursuant to the Sale and Servicing Agreement (as defined below), the "Servicer").

PRELIMINARY STATEMENTS

        The Depositor is the grantor of the                        , a Delaware statutory business trust (the "Trust") consisting of a pool of motor vehicle installment sales contracts, and loan and security agreements, and certain other assets and rights as described in the Amended and Restated Trust Agreement dated as of             ,            (the "Trust Agreement") between the Depositor, and                        , as owner trustee (the "Owner Trustee") sold to the Depositor by the Seller pursuant to a Receivables Purchase Agreement dated as of            ,             between the Seller and the Depositor (the "Receivables Purchase Agreement"); and

        The Insurer is authorized to transact a financial guaranty insurance business in the State of            and has agreed to issue to the Indenture Trustee (as defined below) for the benefit of the holders of the Notes and Certificates a financial guaranty insurance policy substantially in the form of Exhibit A hereto (the "Policy"); and

        The parties hereto, among other things, desire to specify the conditions precedent to the issuance by the Insurer of the Policy, the payment of the premium and other amounts in respect thereof, the obligations of the Seller, the Servicer, the Trust and the Depositor to the Insurer thereunder, and to provide for certain other matters related thereto.

        NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, the Insurer,            , the Seller, the Servicer, the Indenture Trustee, the Trust and the Depositor agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01.    General Definitions.    The terms defined in this Article I shall have the meanings provided herein for all purposes of this Insurance Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture dated as of            ,            (the "Indenture") between the Trust and Bankers Trust Company, as indenture trustee (the "Indenture Trustee") and to the extent not defined therein, in the Sale and Servicing Agreement dated as of            ,            (the "Sale and Servicing Agreement") among the Trust, the Depositor, the Seller and the Servicer.

        "Affiliate" means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative to the foregoing.

        "Base Rate" means the fluctuating rate of interest as published from time to time in the New York, New York edition of The Wall Street Journal, under the caption "Money Rates" as the "prime rate", the Base Rate to change when and as such published prime rate changes.

        "Closing Date" means            ,            .

        "Cumulative Net Loss Percentage" means, for any Distribution Date, a fraction (i) the numerator of which is the aggregate Principal Balance of all Defaulted Receivables as of such Distribution Date less the aggregate Liquidation Proceeds received since the Cutoff Date and (ii) the denominator of which is $                        .

        "Cumulative Net Loss Trigger Event" shall, for any Distribution Date, be deemed to have occurred if the Cumulative Net Loss Percentage exceeds the amount set forth below opposite the Collection Period related to such Distribution Date:

Collection Period	Cumulative Net Loss Percentage
1-6%
7-9%
10-12%
13-15%
16-18%
19-21%
22-24%
25-27%
28-30%
31-33%
34-36%
37-39%
40-42%

        "Fiscal Agent" means the Fiscal Agent, if any, designated pursuant to the terms of the Policy.

        "GAAP" means Generally Accepted Accounting Principles in effect from time to time in the United States of America.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Indemnification Agreement" means the Indemnification Agreement, dated as of            ,             , among the Insurer, the Seller, the Depositor,                        , and the Underwriters (as defined therein).

        "Person" means an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or other entity of whatever nature.

        "Premium" means the Premium payable pursuant to the Premium Side Letter Agreement.

        "Premium Side Letter Agreement" means the letter dated the Closing Date from the Insurer to the Seller setting forth the payment arrangement for the Premium on the Policy and certain other fees and related expense payment arrangements.

        "Prospectus" means the prospectus dated as of            ,            and the prospectus supplement, dated as of            ,             relating to the offering of the Notes and the Certificates.

        "Registration Statement" means the Registration Statement on Form S-3 (Registration No. 333-            , as amended), relating to the public offering from time to time by the Depositor of asset-backed notes and/or certificates.

        "Repayment Amount" has the meaning given to such term in Section 2.04(a) hereof.

        "Required Reserve Account Increase Amount" shall mean as of any Distribution Date, the greater of (i)     % of the Pool Balance as of the Cutoff Date and (ii)     %, of the Pool Balance as of the last day of the related Collection Period.

        "Required Reserve Account Increase Event" shall mean, for any Distribution Date, the occurrence of any of the following events:

  a.
  the Rolling 3-Month Delinquency Rate shall exceed, beginning on the first Distribution Date and up to and including the            Distribution Date,    %, and after the            Distribution Date    %;

  b.
  the Cumulative Net Loss Percentage shall exceed the amount set forth below opposite the Collection Period related to such Distribution Date:

Collection Period	Cumulative Net Loss Percentage
1-6%
7-9%
10-12%
13-15%
16-18%
19-21%
22-24%
25-27%
28-30%
31-33%
34-36%
37-39%
40-42%

        "Rolling 3-Month Delinquency Rate" means, with any respect to any Distribution Date, the average of, for each of the three (3) immediately preceding Collection Periods, (i) the aggregate Principal Balance of Receivables 30 days (but not more than 120 days) or more delinquent as of the end of such Collection Period divided by (ii) the outstanding Pool Balance as of the beginning of such Collection Period.

        "Servicing Standards" means the level of performance of the Servicer as measured by compliance with all the terms and conditions of the Sale and Servicing Agreement.

        "Subsidiary" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

        "Trigger Event" shall have the meaning set forth in Section 6.01(a) hereof.

        "Underwriting Agreement" means the Underwriting Agreement dated            ,            , between the Depositor and the Underwriters (as defined therein).

        Section 1.02.    Generic Terms.    All words used herein shall be construed to be of such gender or number as the circumstances require. The words "herein," "hereby," "hereof," "hereto,"

"hereinbefore" and "hereinafter, " and words of similar import, refer to this Insurance Agreement in its entirety and not to any particular paragraph, clause or other subdivision, unless otherwise specified.

ARTICLE II
THE POLICY AND REIMBURSEMENT

        Section 2.01.    Policy.    The Insurer agrees, subject to the conditions hereinafter set forth, on the Closing Date to issue the Policy.

        Section 2.02.    Conditions Precedent to Obligations of the Parties.    The obligation of the Insurer to issue the Policy under this Insurance Agreement is subject to the satisfaction of the following conditions on the Closing Date:

          (a)  The following documents shall have been duly authorized, executed and delivered by each of the parties thereto (other than the Insurer) and shall be in full force and effect and in form and substance satisfactory to the Insurer and an executed counterpart of each thereof shall have been delivered to the Insurer:

            (i)    this Insurance Agreement;

            (ii)  the Indenture;

            (iii)  the Trust Agreement;

            (iv)  the Sale and Servicing Agreement;

            (v)  the Receivables Purchase Agreement;

            (vi)  the Underwriting Agreement; and

            (vii) the Indemnification Agreement.

        (items (i) through (vii) collectively, the "Transaction Documents").

          (b)  the Insurer shall have received:

            (i)    copies certified by the Secretary or an Assistant Secretary of each of the Seller, the Servicer and the Depositor, dated the Closing Date, of its charter and by-laws or certificate of formation and limited liability company agreement, as applicable, and the resolutions of its Board of Directors or a duly authorized committee thereof authorizing its execution and delivery of the Transaction Documents and of all documents evidencing other corporate or limited liability company action and governmental approvals, if any, that are necessary for the consummation of the transactions contemplated in such documents;

            (ii)  a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of each of the Seller, the Servicer and the Depositor certifying the names and true signatures of its officers authorized to sign the Transaction Documents;

            (iii)  a certificate, dated the Closing Date, of the Chief Financial Officer, a Treasurer, an Assistant Treasurer or the President of each of the Seller, the Servicer and the Depositor certifying to the effect of the representation and warranty set forth in Section 3.01(a)(v) hereof;

            (iv)  a favorable opinion or opinions, dated the Closing Date, satisfactory in form and substance to the Insurer, from counsel to each of the Seller, the Servicer and the Depositor, acceptable to the Insurer, to the effect that (A) each of the Transaction Documents to which it is a party has been duly executed and delivered by such entity and each constitutes the legal, valid and binding agreement of such entity, enforceable in accordance with its respective terms, subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting creditors' rights generally from time to time in effect and general principles of equity, and (B) no registration with or consent or approval of any Governmental Authority having jurisdiction over such entity is required in connection with the execution, delivery or performance by such entity of any such agreement which has not been obtained, and with respect to such other matters, including, without limitation, true sale, perfection and tax issues as the Insurer may reasonably require;

            (v)  evidence that a UCC financing statement or statements covering the ownership interest of the Depositor created by or pursuant to the Receivables Purchase Agreement in the Receivables and the other property and rights which the Depositor is granted in the Receivables Purchase Agreement and the proceeds thereof has been executed by the Seller in favor of the Depositor, and has been duly filed in such place or places which, in the opinion of counsel for the Depositor and the Insurer, are necessary or desirable to protect said interests;

            (vi)  evidence that a UCC financing statement or statements covering the ownership interest of the Trust created by or pursuant to the Trust Agreement in the Trust Estate and the other property and rights which the Trust is granted in the Trust Agreement and the proceeds thereof has been executed by the Depositor in favor of the Trust, and has been duly filed in such place or places which, in the opinion of counsel for the Depositor and the Insurer, are necessary or desirable to protect said interests;

            (vii) evidence that a UCC financing statement or statements covering the security interest of the Indenture Trustee, for the benefit of the Noteholders and the Insurer, created by or pursuant to the Indenture, in the Collateral (as defined in the Indenture) which the Indenture Trustee is granted pursuant to the Indenture, has been executed by the Trust in favor of the Indenture Trustee for the benefit of the Noteholders and the Insurer, and has been duly filed in such place or places which, in the opinion of counsel for the Depositor and the Insurer, are necessary or desirable to protect said interests;

            (viii)  evidence that the Collection Account, the Note Payment Account, the Certificate Payment Account and the Reserve Account have been established in accordance with the terms and conditions of the Sale and Servicing Agreement, the Trust Agreement or the Indenture, as applicable; and

            (ix)  such other documents, certificates, instruments, approvals (and, if requested by the Insurer, certified duplicates or executed copies thereof) or opinions as the Insurer may reasonably request.

          (c)  No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court which would make the transactions contemplated by the Transaction Documents illegal or otherwise prevent the consummation thereof.

          (d)  the Insurer shall have received specimens of the Notes and the Certificates.

          (e)  the Insurer shall have received an executed copy of all legal opinions, certificates, accountant's reports and other documents required to be furnished by the Seller, the Servicer and the Depositor pursuant to the Sale and Servicing Agreement, the Indenture or the Underwriting Agreement or pursuant to the requirements of                        ,                         or any other rating agency rating the Notes and Certificates. Such documents shall be in form and substance satisfactory to the Insurer and each such legal opinion or certificate (other than any accountant's report) shall be addressed to the Insurer or accompanied by appropriate reliance letters to the Insurer.

          (f)    Simultaneously with the issuance of the Policy, the Notes and the Certificates shall have been duly executed and authenticated and delivered to the purchaser(s) thereof pursuant to the Underwriting Agreement.

          (g)  All fees and expenses payable to the Insurer on or prior to the Closing Date by the Seller pursuant to the Premium Side Letter Agreement shall have been paid in full.

        Section 2.03.    Premium.    The Insurer shall be entitled to receive the Premium for the Policy on each Distribution Date in accordance with the terms and conditions of the Premium Side Letter Agreement.

        Section 2.04.    Reimbursement Obligations.

          (a)  The Insurer shall be entitled to reimbursement, pursuant to the terms hereof and of the Indenture, for any payment made under the Policy which term shall include, without limitation, any optional prepayment of the Notes or the Certificates by the Insurer pursuant to Section    or    of the Indenture, which reimbursement shall be paid to the Insurer on the date that any amount is to be paid pursuant to a Notice for Payment (as defined in the Policy) or in the case of an optional prepayment of the Notes or the Certificates by the Insurer, on the date such prepayment is made by the Insurer. Such reimbursement shall be made in accordance with the terms hereof and of the Indenture, in an amount (the "Repayment Amount") equal to the sum of the amount to be paid under the Policy and all such amounts previously paid that remain unpaid, together with interest on any and all amounts remaining unpaid (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate from time to time in effect plus    %.

          (b)  Anything in Section 2.04(a) to the contrary notwithstanding, the Insurer shall be entitled to reimbursement (to the extent such reimbursement and related interest has not previously been paid by payment to the Insurer from the Trust) from (i) the Seller, for payments made under the Policy arising as a result of the Seller's failure to repurchase any Receivable required to be repurchased pursuant to Section    of the Sale and Servicing Agreement and Section    of the Receivables Purchase Agreement, together with interest on any and all such amounts remaining unpaid (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate from time to time in effect plus    %, and (ii) the Servicer, for payments made under the Policy, arising as a result of (A) the Servicer's failure to deposit into the Collection Account, the Note Payment Account, the Certificate Payment Account or the Reserve Account any amount required to be so deposited pursuant to the Sale and Servicing Agreement or (B) the Servicer's failure to purchase any Receivable required to be purchased pursuant to Section    of the Sale and Servicing Agreement, together with interest on any and all such amounts remaining unpaid (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate from time to time in effect plus    %.

          (c)  Interest payable to the Insurer under this Insurance Agreement shall be calculated on the basis of a 360-day year for the actual number of days elapsed and with respect to amounts payable pursuant to Sections 2.03, 2.04(a) or 2.04(b) shall be payable in accordance with the Indenture or to the extent payable pursuant to any other section herein on demand.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.01.    Representations and Warranties of the Seller, the Servicer and the Depositor.

          (a)  Each of Seller, the Servicer and the Depositor represents and warrants to the Insurer, severally and not jointly, as of the Closing Date that:

            (i)    it has the power and authority to execute and deliver the Transaction Documents and all other documents and agreements contemplated hereby and thereby to which it is a party, as well as to carry out the terms hereof and thereof;

            (ii)  it has taken all necessary action, including but not limited to all requisite corporate or limited liability company action, as applicable, to authorize the execution, delivery and performance of the Transaction Documents and all other documents and agreements contemplated hereby and thereby to which it is a party. When executed and delivered by it, each of the Transaction Documents to which it is a party will constitute its legal, valid and binding obligation enforceable in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

            (iii)  all authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings which are required to be obtained by it under any applicable law which are material to (i) the conduct of its business, (ii) the ownership, use, operation or maintenance of its properties and (iii) the execution, delivery and performance by it of its obligations to the Insurer, the Noteholders and the Certificateholders under or in connection with the Transaction Documents, the Notes, the Certificates and the Policy have been received, and all such authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings are in full force and effect;

            (iv)  its execution, issuance, delivery of, and performance of its obligations under the Transaction Documents and any and all instruments or documents required to be executed or delivered pursuant to or in connection herewith or therewith were and are within its corporate or limited liability company powers, as applicable, and will not violate any provision of any law, regulation, decree or governmental authorization applicable to it, or its charter, by-laws, or certificate of formation or limited liability company agreement, as applicable, and will not violate or cause a default under any provision of any material contract, agreement, mortgage, indenture or other undertaking to which it is a party or which is binding upon it or any of its property or assets, and will not result in the imposition or creation of any lien, charge, or encumbrance upon any of its properties or assets pursuant to the provisions of any such contract, agreement, mortgage, indenture or undertaking, other than as specifically set forth herein and in the Transaction Documents;

            (v)  its execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by such agreements were not made (A) in contemplation of its insolvency, (B) with the intent to hinder, delay or defraud the Seller, the Servicer or the Depositor or any creditor of the Seller, the Servicer or the Depositor, (C) after the commission of any act of insolvency by the Seller, the Servicer or the Depositor or (D) without fair consideration. It is not possessed of assets or capital unreasonably small in value in relation to its business, and its remaining assets or capital will not be unreasonably small in value in relation to and after giving effect to the Seller's transfer under the Receivables Purchase Agreement to the Depositor and the Depositor's transfer of the Trust

    Estate and other assets to the Trust and the consummation of the other transactions contemplated by the aforementioned agreements. It is not insolvent at the time of, and will not be rendered insolvent by virtue of, such transfers and transactions. By consummating the transactions contemplated by the aforementioned agreements, it does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they become due;

            (vi)  there are no legal, governmental or regulatory proceedings pending to which it is a party or of which any of its property is the subject, which if determined adversely to any of them would individually or in the aggregate have a material adverse effect on its performance of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder; and to the best of its knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others; and

            (vii) each of the representations and warranties made by the Seller in the Receivables Purchase Agreement and each of the representations and warranties made by the Depositor and the Servicer in the Sale and Servicing Agreement are true and correct in all material respects as of the date made.

          (b)  The Depositor represents and warrants that (i) as of the date that the Registration Statement thereto became effective, the Registration Statement (other than the Seller Information (as defined in the Receivables Purchase Agreement), the Insurer Information (as defined in the Indemnification Agreement) and the Underwriter Information (as defined in the Indemnification Agreement)) neither contained any untrue statement of a material fact nor omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) as of the date that the Prospectus is first filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and on the Closing Date, the Prospectus, and any amendment thereof or supplement thereto (other than the the Insurer Information and the Underwriter Information, each as defined in the Indemnification Agreement) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Seller and the Servicer represents and warrants that on the Closing Date, the Seller Information (as defined in the Receivables Purchase Agreement) set forth in the Prospectus, and any amendment thereof or supplement thereto did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
COVENANTS

        Section 4.01.    Affirmative Covenants of            , individually, as Seller and as Servicer.                , individually, as Seller and as Servicer, hereby covenants and agrees that during the term of this Insurance Agreement:

          (a)  It shall, for the benefit of the Insurer, perform in all material respects each of its agreements, warranties and indemnities contained in the Sale and Servicing Agreement and the Receivables Purchase Agreement, which are hereby incorporated by reference into this Insurance Agreement as if set forth herein in full.

          (b)  It shall not terminate (except in accordance with the terms thereof), amend, waive or otherwise modify the Sale and Servicing Agreement or the Receivables Purchase Agreement or any term or provision thereof, or the performance of any of the terms of any of the foregoing, unless such amendment, waiver or modification shall not, as evidenced by a written opinion of independent counsel and an officer's certificate delivered to the Insurer, adversely affect in any material respect the interests of the Insurer under this Insurance Agreement or the Policy.

          (c)  It shall furnish to the Insurer, promptly after the occurrence of any Event of Servicing Termination under the Sale and Servicing Agreement or of a Trigger Event under this Insurance Agreement, a certificate of an appropriate officer of the Servicer setting forth the circumstances of such Event of Servicing Termination or Trigger Event, and any action taken or proposed to be taken by the Servicer with respect thereto, and furnish to the Insurer such other information with respect to any such Event of Servicing Termination or Trigger Event as the Insurer may reasonably request.

          (d)  It shall deliver to the Insurer, within 45 days after the close of each fiscal quarter, a certificate signed by an authorized officer of the Servicer stating that:

            (i)    a review of the Servicer's performance under this Insurance Agreement and the Sale and Servicing Agreement during such period has been made under such officer's supervision; and

            (ii)  to such officer's knowledge, following reasonable inquiry, no event which constitutes, or which with the giving of notice, or lapse of time, or both, would constitute, an Event of Servicing Termination under the Sale and Servicing Agreement, an Event of Default under the Indenture, or a Trigger Event or a breach of this Insurance Agreement has occurred.

          (e)  It will furnish to the Insurer a copy of each material certificate, report, statement, notice or other written communication furnished by or on behalf of it to Noteholders, Certificateholders or to the Indenture Trustee concurrently therewith and furnish to the Insurer promptly after receipt thereof, a copy of each notice, demand or other communication received by it from the Indenture Trustee, the Noteholders and Certificateholders or                        ,                         or any other rating agency rating the Notes and the Certificates, in each case with respect to any of the Notes, the Certificates or the Transaction Documents.

          (f)    It will, on each Determination Date, furnish to the Insurer a copy of the Servicer's Certificate with respect to the related Collection Period and, if not contained therein, such information regarding the Reserve Account and the Policy, in such form as the Insurer may reasonably require.

          (g)  It will, at all times during the term hereof, upon the reasonable request of the Insurer and upon reasonable notice, permit the Insurer or its authorized agent, at no charge, to inspect and audit the Receivable Files, including those held by any subservicer or custodian and any other documents and records relating to the servicing of the Receivables, including computer records relating to the Receivables, and will cause its personnel to assist in any examination of such records. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably interfere with the business of the Servicer, any such custodian, its normal operations or its employee or customer relations. Any information obtained by the Insurer pursuant to the activities contemplated in this Section 4.01(g) shall be held in confidence by the Insurer and its agents and personnel unless (i) such information has become available to the public other than as a result of a disclosure by or through the Insurer or (ii) such information was available to the Insurer on a nonconfidential basis prior to its disclosure to the Insurer hereunder or (iii) the Insurer should be required in connection with any legal or regulatory proceeding to disclose such information. The Receivable Files and records relating thereto will be maintained at the addresses and locations as the Servicer shall have notified the Insurer and its agents and personnel in writing prior to the Closing Date and as the Servicer shall otherwise advise the Insurer in writing.

          (h)  It will furnish to the Insurer the following:

            (i)    not later than 90 days after the end of each of the fiscal years of                        , a copy of the consolidated balance sheet for                        as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by                         or other independent certified public accountants of nationally recognized standing;

            (ii)  not later than 90 days after the end of each of the fiscal years of                        and                         , a copy of the balance sheets for                        and                         as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by                        or other independent certified public accountants of nationally recognized standing;

            (iii)  not later than 45 days after the end of each quarterly period of each of its fiscal years (except for the quarterly periods which coincide with its fiscal year ends), a copy of its unaudited consolidated balance sheet and, if requested by the Insurer, its unaudited consolidating balance sheet, in each case, as at the end of such quarter, and the related unaudited statements of income and retained earnings and of consolidated cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, certified by the chief financial officer or treasurer of the Servicer as being fairly stated in all respects when considered in relation to its audited financial statements (subject to normal year-end audit adjustments and the absence of footnotes); and

            (iv)  from time to time, such other financial data as the Insurer shall reasonably request;

all such financial statements to be complete and correct in all material respects and to be prepared in detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

            (i)    It shall not transfer or otherwise assign its obligations as Servicer under the Sale and Servicing Agreement nor enter into any merger, conversion, or consolidation to which the Servicer is a party, unless the Insurer shall otherwise consent in writing to any such transfer, assignment or succession; provided, however, that the consent of the Insurer shall not be required if (i) the Servicer shall be the surviving entity in any such merger, conversion, or consolidation or (ii)                         shall, in connection with such transfer or other assignment or such merger, conversion, or consolidation, execute and deliver to the Insurer an agreement under which                        assumes the obligations of the Servicer under the Sale and Servicing Agreement and agrees to perform those obligations in accordance with the standard of performance set forth in Section    of the Sale and Servicing Agreement.

        Section 4.02.    Affirmative Covenants of the Depositor.    The Depositor hereby covenants and agrees that during the term of this Insurance Agreement:

          (a)  It shall, for the benefit of the Insurer, perform in all material respects each of its agreements, warranties and indemnities contained in the Receivables Purchase Agreement, the Sale and Servicing Agreement and the Trust Agreement, which are hereby incorporated by reference into this Insurance Agreement, as if set forth herein in full.

          (b)  It shall comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and its properties (except to the extent contested in good faith if properly reserved in accordance with GAAP or regulatory accounting principles, as the case may be, consistently applied), if the effect of noncompliance thereof would have a material adverse effect on its performance of its obligations under the Transaction Documents.

          (c)  It shall include in any offering document for the Notes and Certificates only information concerning the Insurer that is supplied or consented to in writing by the Insurer expressly for inclusion therein.

          (d)  It shall deliver to the Insurer, within 30 days after the close of each fiscal year, a certificate signed by an authorized officer of the Depositor stating that, to such officer's knowledge, following consultation with counsel, the Depositor has determined that it was not necessary or desirable to file any continuation UCC financing statement or other UCC financing statement during such fiscal year in order to continue the protection of the Trust's interest in the Trust Estate or other assets of the Trust and of the Indenture Trustee's security interest for the benefit of the Noteholders, the Certificateholders and the Insurer in the Collateral or other assets of the Trust including the interest of the Noteholders, the Certificateholders and the Insurer in the Reserve Account, or, if the Depositor determined that any such filing was necessary or desirable, describing the reason for any such filing and attaching a copy thereof to such certificate.

          (e)  It shall furnish to the Insurer as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of its unaudited balance sheet as at the end of such year and the related statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; all such financial statements to be complete and correct in all respects and to be prepared in detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          (f)    It shall provide to the Insurer such other information as the Insurer may reasonably require.

          (g)  It will remain a wholly owned special purpose direct or indirect subsidiary of Wachovia Bank, National Association. The Depositor was organized for the limited purpose of engaging solely in the type of transactions described in the Registration Statement, similar future transactions and any activities incidental to and necessary and convenient for the accomplishment of such purposes.

          (h)  It will furnish to the Insurer a copy of each material certificate, report, statement, notice or other written communication furnished by or on behalf of it to Noteholders, Certificateholders or to the Indenture Trustee concurrently therewith and furnish to the Insurer promptly after receipt thereof, a copy of each notice, demand or other communication received by it from the Indenture Trustee, the Noteholders and Certificateholders or                        ,                         or any other rating agency rating the Notes and the Certificates, in each case with respect to any of the Notes, the Certificates or the Transaction Documents.

        Section 4.03.    Negative Covenants of the Depositor.    The Depositor hereby covenants and agrees that during the term of this Insurance Agreement:

          (a)  It will not engage at any time in any business or business activity other than such activities expressly set forth in the limited liability company agreement or certificate of formation of the Depositor delivered to the Insurer on or prior to the Closing Date.

          (b)  It will not amend the limited liability company agreement or certificate of formation of the Depositor without the prior written consent of the Insurer.

          (c)  It will not, without the prior written consent of the Insurer, consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into the Depositor or convey, transfer or lease its properties and assets substantially as an entirety to the Depositor.

          (d)  It will not:

            (i)    fail to do all things necessary to maintain its limited liability company existence separate and apart from any other Person, including, without limitation, holding regular meetings of its members and its managers and maintaining appropriate limited liability company books and records (including a current minute book);

            (ii)  suffer any limitation on the authority of its own managers to conduct its business and affairs in accordance with their independent business judgment or authorize or suffer any Person other than its own managers to act on its behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a limited liability company's own managers would customarily be responsible;

            (iii)  fail to (A) maintain or cause to be maintained by an agent of the Depositor under the Depositor's control physical possession of all its books and records, (B) maintain capitalization adequate for the conduct of its business, (C) account for and manage all its liabilities separately from those of any other Person, including payment by it of all payroll, administrative expenses and taxes, if any, from its own assets, (D) segregate and identify separately all of its assets from those of any other Person, (E) to the extent any such payments are made, pay its employees, officers and agents for services performed for the Depositor or (F) maintain a separate office address with a separate telephone number from those of any other Person; or

            (iv)  except as may be provided in the Sale and Servicing Agreement (or similar agreements relating to other securitizations pursuant to which the Depositor has similar rights and obligations to those set forth in the Transaction Documents) commingle its funds with those of any other Person or use its funds for other than the Depositor's uses.

ARTICLE V
FURTHER AGREEMENTS

        Section 5.01.    Obligations Absolute.    The obligations of the Seller, the Servicer and the Depositor pursuant to this Insurance Agreement are absolute and unconditional and will be paid or performed strictly in accordance with the respective terms hereof, irrespective of:

          (a)  any lack of validity or enforceability of the Trust Agreement, the Receivables Purchase Agreement, the Sale and Servicing Agreement, the Indenture or the Indemnification Agreement;

          (b)  any amendment or waiver of, or consent to departure from, the Policy, the Trust Agreement, the Receivables Purchase Agreement, the Sale and Servicing Agreement, the Indenture or the Indemnification Agreement;

          (c)  the existence of any claim, set off, defense or other rights it may have at any time against the Indenture Trustee, any beneficiary or any transferee of the Policy (or any persons or entities for whom the Indenture Trustee, any such beneficiary or any such transferee may be acting), the Insurer or any other person or entity whether in connection with the Policy, the Transaction Documents or any unrelated transactions;

          (d)  any statement or any other document presented under the Policy (including any Notice for Payment) proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided, that, such forgery, fraud, invalidity, insufficiency, untruth or inaccuracy shall not have resulted from the gross negligence or willful misconduct of the Insurer;

          (e)  the inaccuracy or alleged inaccuracy of any Servicer's Certificate or Notice for Payment upon which any drawing under the Policy is based, provided, that, such inaccuracy shall not have resulted from the gross negligence or willful misconduct of the Insurer;

          (f)    payment by the Insurer under the Policy against presentation of a draft or certificate which does not comply with the terms of the relevant Policy, provided that such payment shall not have constituted gross negligence or willful misconduct of the Insurer;

          (g)  the bankruptcy or insolvency of the Insurer, the Trust or any other party;

          (h)  any default or alleged default of the Insurer under the Policy;

          (i)    any defense based upon the failure of the Trust to receive all or part of the proceeds of the sale of the Notes and the Certificates or of the Servicer to receive any or all of the servicing fee or other compensation required under the Sale and Servicing Agreement, the Indenture or otherwise, or any nonapplication or misapplication of the proceeds of any drawing upon the Policy; and

          (j)    any other circumstance or happening whatsoever, provided that the same shall not have constituted gross negligence or willful misconduct of the Insurer.

        Section 5.02.    Reinsurance.    The Insurer shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy, provided that the Insurer agrees that any such disposition will not alter or affect in any way whatsoever the Insurer's direct obligations hereunder and under the Policy and provided further that any reinsurer or participant will not have any rights against the Trust, the Seller, the Servicer, the Depositor, any Noteholders or Certificateholders or the Indenture Trustee and that the Trust, the Seller, the Servicer, the Depositor, the Noteholders or Certificateholders or the Indenture Trustee shall have no obligation to have any communication or relationship whatsoever with any reinsurer or participant in order to enforce the obligations of the Insurer hereunder and under the Policy. None of the Seller, the Servicer or the Depositor may assign its obligations under this Insurance Agreement without the prior written consent of the Insurer, such consent not to be unreasonably withheld.

        Section 5.03.    Liability of the Insurer.    The Seller, the Servicer, the Indenture Trustee, the Owner Trustee on behalf of the Trust and the Depositor agree that neither the Insurer, nor any of its officers, directors or employees shall be liable or responsible for (except to the extent of its own gross negligence or willful misconduct): (a) the use which may be made of the Policy by or for any acts or omissions of another Person in connection therewith or (b) the validity, sufficiency, accuracy or genuineness of any documents delivered to the Insurer (or its Fiscal Agent), or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Insurer (or its Fiscal Agent) may accept documents that appear on their face to be in order, without responsibility for further investigation.

        Section 5.04.    Successor Servicer.    Any successor Servicer, by accepting its appointment pursuant to the Sale and Servicing Agreement, (a) shall agree to be bound by the terms, covenants and conditions contained herein applicable to the Servicer and subject to the duties and obligations of the Servicer hereunder, (b) as of the date of its acceptance, shall be deemed to have made with respect to itself the representations and warranties made by the Servicer in this Insurance Agreement to the extent applicable, and (c) shall agree to indemnify and hold harmless the Insurer from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Insurer may incur (or which may be claimed against the Insurer) by reason of the negligence or willful misconduct of the successor Servicer in exercising its powers and carrying out its obligations as Servicer under the Sale and Servicing Agreement. No such appointment shall make the successor Servicer responsible with respect to any liabilities of the outgoing Servicer incurred prior to such appointment or for any acts, omissions or misrepresentations of such outgoing Servicer.

        Section 5.05.    Fees and Expenses.

          (a)              agrees to pay, in accordance with the Premium Side Letter Agreement, the Insurer's attorney fees plus expenses, and all other reasonable costs and expenses (including without limitation accountants' fees) incurred by the Insurer in connection with the negotiation, preparation, execution and delivery of the Prospectus, this Insurance Agreement, the Policy, the Trust Agreement, the Sale and Servicing Agreement, the Indenture, the Receivables Purchase Agreement, the Indemnification Agreement and all other documents delivered with respect thereto, and all rating agency fees incurred at any time by the Insurer in connection with this Insurance Agreement and the transactions described in the Trust Agreement, the Sale and Servicing Agreement and the Indenture. Such attorney's fees and expenses shall be payable on the Closing Date upon the presentation of an invoice for any such fees, costs and expenses. All other costs and expenses payable hereunder shall be payable within 45 days from the delivery of an invoice therefor to            by the Insurer.

          (b)              agrees to pay all reasonable costs and expenses (including reasonable fees and expenses of legal counsel) incurred by the Insurer in connection with the amendment, modification, waiver or similar action and/or the enforcement against the Seller, the Servicer or the Depositor, as the case may be, of the Insurer's rights under this Insurance Agreement, the Policy, the Trust Agreement, the Sale and Servicing Agreement, the Receivables Purchase Agreement, the Indenture and/or the Indemnification Agreement.

ARTICLE VI
TRIGGER EVENTS; REMEDIES

        Section 6.01.    Trigger Events.

          (a)  The occurrence of any of the following events shall constitute a Trigger Event hereunder:

            (i)    the Seller, the Servicer or the Depositor, as the case may be, shall fail to pay when due any amount payable by it hereunder, or under the Indenture or the Sale and Servicing Agreement, which failure shall continue for two (2) Business Days after receipt of notice thereof by the Seller, the Servicer or the Depositor, as the case may be;

            (ii)  an "Event of Servicing Termination" occurs under the Sale and Servicing Agreement or an "Event of Default" occurs under the Indenture;

            (iii)  any representation or warranty made by the Seller, the Servicer or the Depositor in any of the Transaction Documents proves to have been false or misleading in any material respect as of the date made;

            (iv)  the Insurer reasonably determines that the performance of the Servicer under the Sale and Servicing Agreement is not in compliance with Servicing Standards, which failure shall continue for 10 Business Days from the receipt of notice thereof by the Servicer;

            (v)  the Seller, the Servicer or the Depositor shall have materially breached any covenant or agreement contained herein or in the Sale and Servicing Agreement, which breach shall continue for 10 Business Days after the receipt of notice thereof by the breaching party;

            (vi)  the occurrence of an Insolvency Event with respect to the Servicer, the Seller, the Depositor or the Trust;

            (vii) the security interests, as defined in the UCC, of the Indenture Trustee in the Collateral shall cease to be effective or shall cease to be a first priority perfected security interest (subject to liens permitted under the Transaction Documents);

            (viii)  the Rolling 3-Month Delinquency Rate shall exceed    % with respect to any Distribution Date in the first    months following the Closing Date, and    % thereafter;

            (ix)  a Cumulative Net Loss Trigger Event shall have occurred; or

            (x)  subject to Section 7.03 hereof, any of the Transaction Documents or any other agreement ancillary or incidental thereto shall cease to be in full force and effect.

          (b)  Upon the occurrence of any Trigger Event, the Insurer, so long as no Insurer Default has occurred or is continuing, may:

            (i)    inform the Indenture Trustee, the Owner Trustee and each Rating Agency in writing or by facsimile transmission of the occurrence of any Trigger Event and of any other information the Insurer may have with respect to the performance of the Servicer;

            (ii)  instruct the Owner Trustee in writing or by facsimile transmission to deliver a notice of termination of all the rights and obligations of the Servicer to the Servicer and appoint a successor Servicer as designated by the Insurer, in accordance with the Sale and Servicing Agreement;

            (iii)  instruct the Servicer, the Owner Trustee, the Indenture Trustee and the successor Servicer, if any, in writing or by facsimile transmission to intercept all payments made under the Receivables by Obligors and redirect such payments directly to the Collection Account;

            (iv)  receive delivery from the Servicer to the Insurer or direct delivery by the Servicer to the successor Servicer designated by the Insurer, of the Receivable Files and all data and material necessary for the immediate servicing and collection of the Receivables by the Insurer or the successor Servicer designated by the Insurer;

            (v)  instruct the Indenture Trustee and/or the Trust to amend title documents and do such other acts to the extent necessary to perfect the Trust's security interest in the Financed Vehicles; and

            (vi)  cause the Required Reserve Account Amount to be equal to the Policy Amount.

ARTICLE VII
MISCELLANEOUS

        Section 7.01.    Amendments, Etc.    No amendment or waiver of any provision of this Insurance Agreement, nor consent to any departure therefrom, shall in any event be effective unless in writing and signed by all of the parties hereto, with written notice thereof to                        and                         ; provided that any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

        Section 7.02.    Notices.    Except to the extent otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (and if sent by mail, certified or registered, return receipt requested) or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent, addressed as follows or to such other address or facsimile number as set forth in a written notice delivered by a party to each other party hereto:

If to the Seller or the Servicer:

Attention:
Telephone:
Facsimile:
If to the Depositor:
Pooled Auto Securities Shelf LLC One Wachovia Center Charlotte, North Carolina 28288 Attention: General Counsel Telephone: [ ] Facsimile: [ ]
If to the Insurer:

Attention:
Telephone:
Facsimile:
If to the Trust:

c/o

Attention:
Telephone:
Facsimile:

        Section 7.03.    No Waiver; Remedies and Severability.    No failure on the part of the Insurer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The parties further agree that the holding by any court of competent jurisdiction that any remedy pursued by the Insurer hereunder is unavailable or unenforceable shall not affect in any way the ability of the Insurer to pursue any other remedy available to it. In the event any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

        Section 7.04.    Payments.

          (a)  All payments to the Insurer hereunder shall be made in lawful currency of the United States and in immediately available funds and, except for payments required to be made pursuant to Section 2.04 hereof, shall be made prior to 2:00 p.m. (            time) on the date such payment is due by wire transfer to                        ABA #                         Account: #                        , for credit to                        account Re:                        or to such other office or account as the Insurer may direct. Payments received by the Insurer after 2:00 p.m. (            time) shall be deemed to have been received on the next succeeding Business Day, and such extension of time shall be included in computing interest, commissions or fees, if any, in connection with such payment.

          (b)  Whenever any payment under this Insurance Agreement shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest, commissions or fees, if any, in connection with such payment.

          (c)  Unless otherwise specified herein, the Insurer shall be entitled to interest on all amounts owed to the Insurer under this Insurance Agreement at a rate of interest equal to the Base Rate from time to time in effect plus    %.

          (d)  Unless otherwise specified herein, interest payable to the Insurer under this Insurance Agreement shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable on demand.

        Section 7.05.    GOVERNING LAW AND JURY TRIAL WAIVER.    THIS INSURANCE AGREEMENT SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES AND THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSURANCE AGREEMENT, THE POLICY OR ANY TRANSACTION CONTEMPLATED HEREBY, THEREBY OR BY THE SALE AND SERVICING AGREEMENT OR BY THE INDENTURE AND FOR ANY COUNTERCLAIM THEREIN.

        Section 7.06.    Counterparts.    This Insurance Agreement may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

        Section 7.07.    Paragraph Headings, Etc.    The headings of paragraphs contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

        Section 7.08.    Rights, Powers, Immunities and Indemnities of Indenture Trustee.    The Indenture Trustee shall be afforded all of the rights, powers, immunities and indemnities of the Indenture Trustee set forth in the Indenture as if such rights, powers, immunities and indemnities were specifically set forth herein.

        Section 7.09.    Limitation of Liability.    It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by                        , not individually or personally but solely as Owner Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by                        but is made and intended for the purpose for binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on                         , individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall                        be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related document.

        IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

By:
Name: Title:
,
individually, as Seller and as Servicer
By:
Name: Title:
POOLED AUTO SECURITIES SHELF LLC, as Depositor
By:
Name: Title:

By:	,
as Owner Trustee
By:
Name: Title:
,
as Indenture Trustee
By:
Name: Title:

EXHIBIT A

FORM OF POLICY

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PRELIMINARY STATEMENTS
ARTICLE I DEFINITIONS
ARTICLE II THE POLICY AND REIMBURSEMENT
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS
ARTICLE V FURTHER AGREEMENTS
ARTICLE VI TRIGGER EVENTS; REMEDIES
ARTICLE VII MISCELLANEOUS
FORM OF POLICY